                                 EXHIBIT 21.1
                     LIST OF SUBSIDIARIES OF THE COMPANY


THE MAJOR AUTOMOTIVE COMPANIES, INC.

        Major Acquisition Corp.

                Major Automotive Group, Inc.
                        Major Chevrolet, Inc.
                        Major Chrysler Plymouth Jeep Eagle, Inc.
                        Major Dodge, Inc.
                        Major Subaru, Inc.
                        Major Kia, Inc.

        Major Automotive of New Jersey, Inc.

                Compass Lincoln-Mercury, Inc.
                Compass Dodge, Inc.

        Major Orange Properties, LLC

        Major Automotive Realty Corp.

        Hempstead Mazda, Inc.

        Major Nissan, Inc.

        Major Daewoo, Inc.

        Mid-Atlantic Telecommunications, Inc.

        Major Fleet & Leasing Corp.